Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Ralcorp Holdings, Inc. of our reports dated February 22, 2008 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appear in Kraft Foods Inc.’s Annual Report on Form 10-K for the year ended December 31, 2007. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

May 23, 2008